EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS FOURTH QUARTER
 AND FULL YEAR 2013 RESULTS

4Q 2013 Highlights
Total loans outstanding increase by 7.0% versus third quarter 2013 and 36.9% versus fourth quarter 2012
Average cost of funds declines to 0.18% in fourth quarter 2013
Core net interest margin improves to 3.92% in fourth quarter 2013 from 3.82% in third quarter 2013
Total non-accrual and past due loans decline to 1.75% from 2.72% in third quarter 2013

Riverhead, New York, January 27, 2014 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today reported net income for the fourth quarter of 2013 of $3.3 million, or $0.29 per diluted common share, compared to $2.0 million, or $0.18 per diluted common share, a year ago. For the year ended December 31, 2013, the Company recorded net income of $12.7 million, or $1.10 per diluted common share, versus a net loss of $1.7 million, or ($0.17) per diluted common share, for the year ended December 31, 2012.

The improvement in fourth quarter 2013 earnings versus 2012 resulted from several factors, most notably a $1.8 million increase in net interest income in 2013 coupled with growth of $2.8 million in non-interest income. Partially offsetting these positive factors was a $2.4 million increase in the provision for loan losses in the fourth quarter of 2013 versus the comparable 2012 period, due in part to a $1.1 million credit to the provision in the fourth quarter of 2012, and an increase in total operating expenses of $1.3 million. The $1.3 million provision for loan losses recorded in the fourth quarter of 2013 was due principally to the impact of a charge-off of $1.5 million related to the sale of $8 million in non-performing and classified loans. In addition to this non-recurring charge-off, fourth quarter 2013 earnings were also impacted by other large non-recurring items, including a $3.5 million pre-tax net gain on the sale of Visa Class B shares and one-time costs of $2.0 million incurred in connection with the previously announced closing of four branch offices scheduled for February 2014.

President and CEO Howard C. Bluver stated, “I am very pleased with our fourth quarter results and the strong position we are in as we enter 2014. While overall fourth quarter financial results include several large, non-recurring items that position our Company for future success, our core businesses continue to perform very well and are creating positive momentum going forward.

“First, our lending businesses are performing exceedingly well and continue to deliver the strong loan growth we have experienced throughout 2013. Quarter over quarter sequential growth in our loan portfolio was approximately $70 million in the fourth quarter, from $999 million at the end of the third quarter to $1.07 billion at December 31, 2013, a 7% quarterly growth rate. Our strategy of protecting and enhancing our eastern Long Island lending franchise while aggressively expanding west is clearly working and we are

PRESS RELEASE January 27, 2014 Page 2 of 14

building market share throughout Long Island. The Loan Production Office opened in Melville in late 2012 is hitting on all cylinders now, and our new Garden City Loan Production Office, opened in November of 2013, is performing beyond expectations and is building a healthy pipeline for 2014.  We also see improvement in the Long Island economy that is benefiting many of our business customers. We are optimistic that our proven expansion strategy, the experienced bankers we have hired, and the improvement in local economic conditions will contribute to successful results in our lending businesses in 2014 and beyond.

“Second, our deposit business continues to thrive and is a major driver of both a strong and improving net interest margin, as well as extremely low funding costs. Many new customers generated by our lending teams are moving their deposit relationships to us. Accordingly, even though the fourth quarter of the year is traditionally a slow one for us due to the seasonality of the east end of Long Island, including the Hamptons, we ended the year with total demand deposits of $629 million, or 42% of total deposits, compared to $615 million in total demand deposits at the end of 2012.  This resulted in an extraordinarily low cost of funds during the fourth quarter of 2013 of 18 basis points, as well as an improving net interest margin of 4.06% versus 3.82% in the third quarter. Because of the strong loan and demand deposit growth we are experiencing, we believe we may have an opportunity to see further net interest margin improvement as we move through 2014.”

Mr. Bluver continued, “Third, credit performance during the fourth quarter was strong, showing improvement in every important credit metric. Total non-accrual loans at the end of the fourth quarter were $15 million, or 1.42% of total loans, compared to $23 million at the end of the third quarter, or 2.26% of total loans. This improvement is attributable to the successful conclusion of several negotiated workout transactions, the upgrading of several large relationships to accrual status based on sustained improvement in financial performance, and the successful completion of an $8 million sale of both non-accrual and classified loans during the quarter. With respect to the loan sale, given the strong loan growth we are experiencing, we decided to take advantage of a strong seller’s market to further improve the overall credit position of our loan portfolio by removing several large non-accrual and other classified credits from our books. We sold this portfolio at 81 percent of book value, resulting in a non-recurring charge-off of $1.5 million. We also saw continued improvement in our total criticized and classified loan book, which came in at $43 million at the end of the fourth quarter, compared to $64 million at the end of the third quarter and $99 million at the end of 2012. Early delinquencies (30-89 days past due), which we manage aggressively as a potential harbinger of future credit issues, continue to be well under control at 33 basis points at the end of the year compared to 181 basis points a year ago. In short, we believe our credit profile is very strong as we focus on future growth.

“Finally, several of the major projects we previously announced on the expense side are performing better than expected. For example, during 2013, we announced the phased-in closing of six branches in Suffolk County that, once fully implemented, will reduce annual operating expenses by $2.4 million. Fourth quarter results include a restructuring charge of $2.0 million related to these branch closings. We are pleased to report that this major initiative is on track, with all six branches scheduled to be closed by the end of February. Further, the assumptions we used in deciding to close these branches relating to deposit runoff and expense savings are proving to be conservative. We believe the actual results, once all six branches are closed, will be better than assumed in the financial models we used for the project.”

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans, excluding loans categorized as held-for-sale, were $15 million or 1.42% of loans outstanding at December 31, 2013 versus $16 million or 2.10% of loans outstanding at December 31, 2012. Total accruing loans delinquent 30 days or more decreased to 0.33% of loans outstanding at December 31, 2013 versus 1.81% of loans outstanding at December 31, 2012. Net loan charge-offs of $1.6 million, inclusive of a charge-off of $1.5 million incurred in connection with the previously described loan sale, were recorded in the fourth quarter of 2013 versus net loan recoveries of $326 thousand in the third quarter of 2013 and net loan charge-offs of $2.1 million in the fourth quarter of 2012. The allowance for loan losses totaled $17 million at December 31, 2013 and 2012, representing 1.62% and 2.28% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held-for-sale, was 114% and 108% at December 31, 2013 and December 31, 2012, respectively. The Company held no other real estate owned (“OREO”) at December 31, 2013. OREO totaling $1.6 million was held at December 31, 2012.

PRESS RELEASE January 27, 2014 Page 3 of 14

•
Capital Strength – The Company’s capital ratios exceed all regulatory requirements. The Company’s Tier 1 leverage ratio was 9.81% at December 31, 2013 versus 9.79% at December 31, 2012. The Company’s total risk-based capital ratio was 15.02% at December 31, 2013 versus 18.15% at December 31, 2012. The Company’s tangible common equity ratio (non-GAAP financial measure) was 9.68% at December 31, 2013 versus 9.96% at December 31, 2012.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., saving and money market accounts, totaled $1.3 billion at December 31, 2013 and $1.2 billion at December 31, 2012. Core deposits represented 85% and 83% of total deposits at December 31, 2013 and December 31, 2012, respectively. Demand deposits increased by 2.2% to $629 million at December 31, 2013 versus $615 million at December 31, 2012. Demand deposits represented 42% and 43% of total deposits at December 31, 2013 and December 31, 2012, respectively.

•	Loans – Loans outstanding at December 31, 2013 increased by 36.9% to $1.1 billion when compared to $781 million at December 31, 2012.

•
Net Interest Margin – Net interest margin was 4.06% in the fourth quarter of 2013 versus 3.82% in the third quarter of 2013 and 4.02% in the fourth quarter of 2012. Excluding the receipt of interest income on loans returning to accrual status, the Company’s core net interest margin was 3.92% in the fourth quarter of 2013. The average cost of funds improved to 0.18% in the fourth quarter of 2013 versus 0.19% in the third quarter of 2013 and 0.24% in the fourth quarter of 2012.

•
Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.77% and 8.03%, respectively, in the fourth quarter of 2013 versus 0.92% and 9.72%, respectively, in the third quarter of 2013, and 0.51% and 5.24%, respectively, in the fourth quarter of 2012.

Earnings Summary for the Quarter Ended December 31, 2013
The Company recorded net income of $3.3 million during the fourth quarter of 2013 versus $2.0 million in the comparable 2012 period. The improvement in 2013 net income resulted primarily from a $1.8 million increase in net interest income in the fourth quarter of 2013 coupled with growth of $2.8 million in non-interest income. Partially offsetting these positive factors was a $2.4 million increase in the provision for loan losses in the fourth quarter of 2013, due in part to a $1.1 million credit to the provision in the fourth quarter of 2012, and an increase in total operating expenses of $1.3 million.

The increase in fourth quarter 2013 net interest income of $1.8 million or 13.3% resulted from a $121 million increase in average total interest-earning assets, coupled with a four basis point improvement in the Company’s net interest margin to 4.06% in 2013 versus 4.02% in 2012. The Company’s fourth quarter 2013 average total interest-earning asset yield was 4.23% versus 4.25% for the same 2012 period. Despite lower average yields on the Company’s investment and loan portfolios, down 98 basis points and 82 basis points, respectively, in 2013 versus 2012, the Company’s average balance sheet mix continued to improve as average loans increased by $286 million (37.6%) versus fourth quarter 2012 and low-yielding overnight interest-bearing deposits declined by $204 million (64.9%) during the same period. Liquid investments represented 7% of average total interest-earning assets in the fourth quarter of 2013 versus 22% a year ago. The average securities portfolio increased by $39 million to $421 million at December 31, 2013 versus the comparable 2012 date. At December 31, 2013, the securities portfolio had an unrealized pre-tax loss of $6.4 million and an estimated weighted average life of 5.6 years.

The Company’s average cost of total interest-bearing liabilities declined by ten basis points to 0.31% in the fourth quarter of 2013 versus 0.41% in the fourth quarter of 2012. The Company’s total cost of funds, among the lowest in the industry, declined to 0.18% in the fourth quarter of 2013 from 0.24% a year ago. The Company’s lower funding cost resulted largely from average core deposits of $1.3 billion in 2013, with average demand deposits representing 43% of fourth quarter average total deposits. Total deposits increased by $79 million to $1.5 billion at December 31, 2013 compared to December 31, 2012.

The $1.3 million provision for loan losses recorded during the fourth quarter of 2013 was due principally to the impact of a charge-off of $1.5 million incurred in connection with the previously described loan sale. The Company reported a $1.1 million credit to the provision for loan losses in the fourth quarter of 2012.

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Non-interest income increased by $2.8 million in the fourth quarter of 2013 versus the comparable 2012 period.  This increase was principally due to a $3.9 million pre-tax gain on the sale of Visa Class B shares executed in 2013. The Company received these shares in 2008 as part of Visa’s initial public offering. The Company sold 50,000 shares during the fourth quarter and continues to hold 38,638 Class B shares. A reserve of $472 thousand was established for potential future reductions in the Visa Class B conversion ratio and was recorded in other operating expenses, thereby resulting in a $3.5 million net gain on the sale of Visa Class B shares in the fourth quarter. The remaining Class B shares that the Company owns are carried at a zero cost basis due to certain pending litigation against Visa. The Company also recorded a $404 thousand gain on the sale of its Water Mill branch building during the fourth quarter of 2013.  This branch was closed early in the fourth quarter of 2013.  Also contributing to the improvement in non-interest income in 2013 versus 2012 was a $356 thousand increase in income from the Company’s $38 million investment in Bank Owned Life Insurance (“BOLI”) in 2013.  The Company had no BOLI investment prior to 2013.  Somewhat offsetting these positive factors during the quarter were reductions in the net gain on the sale of portfolio loans and the net gain on the sale of mortgage loans originated for sale of $1.5 million and $333 thousand, respectively, in 2013.  The Company recorded a net gain of $1.5 million in the fourth quarter of 2012 on the sale of portfolio loans previously written down and transferred to held-for-sale.  No such gains were recorded in the fourth quarter of 2013.  The reduction in the net gain on the sale of mortgage loans originated for sale during the fourth quarter of 2013 was due principally to a significant reduction in residential sale and refinance activity as a direct result of the increase in long-term interest rates that occurred in 2013.

Total operating expenses increased by $1.3 million or 8.5% in the fourth quarter of 2013 versus 2012 principally as the result of $2.0 million in one-time costs, including accelerated depreciation, related to the previously announced decision to close four branches in February 2014, coupled with a $472 thousand reserve established in 2013 for potential future reductions in the Visa Class B conversion ratio.  Of the one-time branch closing expenses, the amounts recorded in branch consolidation costs (primarily lease termination costs and severance), occupancy expense and equipment expense were $1.6 million, $192 thousand and $179 thousand, respectively.  Partially offsetting the foregoing increases were reductions of $286 thousand (55.3%) in FDIC assessment expense as the result of enhanced metrics associated with the Company’s improved financial performance in 2013 and $876 thousand (34.1%) in other operating expenses due to one-time costs of $620 thousand associated with the sale of portfolio loans in the fourth quarter of 2012.

The Company recorded income tax expense of $866 thousand in the fourth quarter of 2013 resulting in an effective tax rate of 20.6% versus an income tax expense of $1.2 million and an effective tax rate of 37.6% in the comparable period a year ago. The reduction in the Company’s effective tax rate in 2013 versus 2012 resulted from a change in the expected tax rate at which the deferred tax asset will be realized in future periods.

Earnings Summary for the Year Ended December 31, 2013
The Company recorded net income of $12.7 million for the full year ended December 31, 2013 versus a net loss of $1.7 million in the comparable 2012 period. The increase in 2013 net income primarily reflects an $8.6 million improvement in non-interest income, a $7.3 million decrease in the provision for loan losses and a $3.0 million reduction in total operating expenses in the 2013 full year period versus 2012.  Somewhat offsetting these positive factors was a $4.4 million increase in income tax expense in 2013.

The $8.6 million increase in non-interest income resulted from improvements in several categories, including a $7.8 million gain on the sale of Visa Class B shares in 2013, a $755 thousand increase in income from BOLI and a $620 thousand increase in the net gain on the sale of securities available for sale.

Total operating expenses declined by $3.0 million or 4.9% to $58.6 million in 2013 from $61.6 million in 2012, primarily due to reductions in employee compensation and benefits ($2.8 million), other operating expenses ($3.4 million), accounting and audit fees ($553 thousand) and consulting and professional services ($463 thousand).  Partially offsetting these improvements was an increase in occupancy expense ($687 thousand), which includes $276 thousand in accelerated depreciation incurred in closing branch offices in 2013. Additional one-time branch closing costs of $2.1 million and $231 thousand were recorded in branch consolidation costs and equipment expense, respectively, in 2013.

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Net interest income was flat in 2013 versus 2012 as growth in average loans outstanding of $46 million and investment securities were offset by a 28 basis point narrowing of the Company’s net interest margin to 3.91% in 2013 from 4.19% a year ago. The Company’s average cost of funds declined by seven basis points to 0.20% in 2013 versus 0.27% a year ago.

The Company recorded income tax expense of $3.7 million in 2013 resulting in an effective tax rate of 22.6% versus an income tax benefit of $714 thousand in the comparable 2012 full year period.

Asset Quality
Non-accrual loans, excluding loans categorized as held-for-sale, totaled $15 million or 1.42% of total loans outstanding at December 31, 2013 versus $16 million or 2.10% of loans outstanding at December 31, 2012.  At December 31, 2013, approximately 71% of the Company’s non-accrual loans were current with respect to principal and interest payments. The allowance for loan losses as a percentage of total non-accrual loans amounted to 114% at December 31, 2013 versus 108% at December 31, 2012.

Total accruing loans delinquent 30 days or more amounted to $3 million or 0.33% of loans outstanding at December 31, 2013 versus $14 million or 1.81% of loans outstanding as of December 31, 2012.

Total criticized and classified loans were $43 million at December 31, 2013, $64 million at September 30, 2013 and $99 million at December 31, 2012. Criticized loans are those loans that require some degree of heightened monitoring but are not classified. Classified loans were $37 million at December 31, 2013, $53 million at September 30, 2013 and $54 million at December 31, 2012. The allowance for loan losses as a percentage of total classified loans was 47%, 34% and 33%, respectively, at the same dates.

At December 31, 2013, the Company had $16 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $6 million, $6 million and $4 million, respectively. The Company had TDRs amounting to $17 million at December 31, 2012.

At December 31, 2013, the Company’s allowance for loan losses amounted to $17 million or 1.62% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 2.28% at December 31, 2012.

Net loan charge-offs of $1.6 million, inclusive of a charge-off of $1.5 million incurred in connection with the previously described loan sale, were recorded in the fourth quarter of 2013 versus net loan recoveries of $326 thousand in the third quarter of 2013 and net loan charge-offs of $2.1 million in the fourth quarter of 2012. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, 0.61% for the fourth quarter of 2013, (0.14%) for the third quarter of 2013 and 1.12% for the fourth quarter of 2012.

The Company held no OREO at December 31, 2013. The Company held OREO amounting to $1.6 million at December 31, 2012.

Capital
Total stockholders’ equity was $167 million at December 31, 2013 compared to $164 million at December 31, 2012. The increase in stockholders’ equity versus December 31, 2012 was due to a $13 million increase in retained earnings resulting from net income recorded during 2013.  Somewhat offsetting this increase was a $10 million reduction in accumulated other comprehensive income, net of tax, resulting primarily from the negative impact of the increase in interest rates in 2013 on the value of the Company’s available for sale investment portfolio, partially offset by the net change in the Company’s pension benefit obligations.

The Company’s return on average common stockholders’ equity was 7.78% for the year ended December 31, 2013 versus (1.22%) for the comparable 2012 period.

The Bank’s Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 9.74%, 13.67% and 14.92%, respectively, at December 31, 2013. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

PRESS RELEASE January 27, 2014 Page 6 of 14

The Company’s capital ratios exceeded all regulatory requirements at December 31, 2013. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 9.68% at December 31, 2013 versus 9.96% at December 31, 2012. The reduction in the Company’s tangible common equity ratio versus December 31, 2012 resulted from a combination of growth in total assets in 2013 and the previously noted decrease in accumulated other comprehensive income.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 29 branch offices in Nassau and Suffolk Counties, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This press release includes a non-GAAP financial measure of the Company’s tangible common equity ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
This press release includes statements that look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

PRESS RELEASE January 27, 2014 Page 7 of 14

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$69,065	$80,436
Interest-bearing deposits due from banks	62,287	304,220
Federal funds sold	1,000	1,150
Total cash and cash equivalents	132,352	385,806
Interest-bearing time deposits in other banks	10,000	-
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,863	3,043
Investment securities:
Available for sale, at fair value	400,780	402,353
Held to maturity (fair value of $12,234 and $8,861, respectively)	11,666	8,035
Total investment securities	412,446	410,388
Loans	1,068,848	780,780
Allowance for loan losses	17,263	17,781
Net loans	1,051,585	762,999
Loans held-for-sale	175	907
Premises and equipment, net	25,261	27,656
Bank owned life insurance	38,755	-
Deferred taxes	13,953	11,385
Income tax receivable	-	5,406
Other real estate owned ("OREO")	-	1,572
Accrued interest and loan fees receivable	5,441	4,883
Goodwill and other intangibles	2,978	2,670
Other assets	4,007	5,749
TOTAL ASSETS	$1,699,816	$1,622,464

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$628,616	$615,120
Saving, N.O.W. and money market deposits	656,366	572,263
Time certificates of $100,000 or more	158,337	165,731
Other time deposits	66,742	78,000
Total deposits	1,510,061	1,431,114
Unfunded pension liability	258	7,781
Capital leases	4,612	4,688
Other liabilities	17,687	14,896
TOTAL LIABILITIES	1,532,618	1,458,479
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized; 13,738,752 shares issued at December 31, 2013, 13,732,085 shares issued at
December 31, 2012; 11,573,014 shares outstanding at
December 31, 2013, 11,566,347 shares outstanding at December 31, 2012)	34,348	34,330
Surplus	43,280	42,628
Retained earnings	102,273	89,555
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)
Accumulated other comprehensive (loss) income, net of tax	(7,289)	2,886
TOTAL STOCKHOLDERS' EQUITY	167,198	163,985
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,699,816	$1,622,464

PRESS RELEASE January 27, 2014 Page 8 of 14

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
INTEREST INCOME
Loans and loan fees	$12,829	$10,937	$46,625	$48,083
U.S. Government agency obligations	607	207	2,012	241
Obligations of states and political subdivisions	1,509	1,516	5,975	6,085
Collateralized mortgage obligations	295	1,047	2,062	4,696
Mortgage-backed securities	514	247	1,871	418
Corporate bonds	91	116	396	204
Federal funds sold and interest-bearing deposits due from banks	89	217	591	599
Dividends	35	30	146	121
Total interest income	15,969	14,317	59,678	60,447
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	302	286	1,190	1,192
Time certificates of $100,000 or more	254	350	1,128	1,567
Other time deposits	126	193	612	960
Total interest expense	682	829	2,930	3,719
Net interest income	15,287	13,488	56,748	56,728
Provision (credit) for loan losses	1,250	(1,100)	1,250	8,500
Net interest income after provision (credit) for loan losses	14,037	14,588	55,498	48,228
NON-INTEREST INCOME
Service charges on deposit accounts	961	960	3,800	3,932
Other service charges, commissions and fees	839	992	3,290	3,515
Fiduciary fees	269	270	1,084	945
Net gain (loss) on sale of securities available for sale	8	(55)	403	(217)
Net gain on sale of portfolio loans	-	1,467	445	755
Net gain on sale of mortgage loans originated for sale	89	422	1,062	1,182
Gain on Visa shares sold	3,930	-	7,766	-
Income from bank owned life insurance	356	-	755	-
Other operating income	687	288	902	769
Total non-interest income	7,139	4,344	19,507	10,881
OPERATING EXPENSES
Employee compensation and benefits	9,053	8,934	33,090	35,879
Occupancy expense	1,709	1,599	6,496	5,809
Equipment expense	665	512	2,410	2,024
Consulting and professional services	782	705	2,663	3,126
FDIC assessment	231	517	1,645	1,573
Data processing	567	673	2,390	2,404
Accounting and audit fees	153	147	504	1,057
Branch consolidation costs	1,614	-	2,074	-
Reserve and carrying costs related to Visa shares sold	515	-	989	-
Other operating expenses	1,693	2,569	6,304	9,699
Total operating expenses	16,982	15,656	58,565	61,571
Income (loss) before income tax expense (benefit)	4,194	3,276	16,440	(2,462)
Income tax expense (benefit)	866	1,231	3,722	(714)
NET INCOME (LOSS)	$3,328	$2,045	$12,718	$(1,748)

EARNINGS (LOSS) PER COMMON SHARE - BASIC	$0.29	$0.18	$1.10	$(0.17)
EARNINGS (LOSS) PER COMMON SHARE - DILUTED	$0.29	$0.18	$1.10	$(0.17)

PRESS RELEASE January 27, 2014 Page 9 of 14

CONSOLIDATED STATEMENTS OF OPERATIONS
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
INTEREST INCOME
Loans and loan fees	$12,829	$11,464	$11,250	$11,082	$10,937
U.S. Government agency obligations	607	592	480	333	207
Obligations of states and political subdivisions	1,509	1,477	1,489	1,500	1,516
Collateralized mortgage obligations	295	386	546	835	1,047
Mortgage-backed securities	514	518	474	365	247
Corporate bonds	91	92	96	117	116
Federal funds sold and interest-bearing deposits due from banks	89	140	189	173	217
Dividends	35	36	36	39	30
Total interest income	15,969	14,705	14,560	14,444	14,317
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	302	308	294	286	286
Time certificates of $100,000 or more	254	280	294	300	350
Other time deposits	126	145	159	182	193
Total interest expense	682	733	747	768	829
Net interest income	15,287	13,972	13,813	13,676	13,488
Provision (credit) for loan losses	1,250	-	-	-	(1,100)
Net interest income after provision (credit) for loan losses	14,037	13,972	13,813	13,676	14,588
NON-INTEREST INCOME
Service charges on deposit accounts	961	964	951	924	960
Other service charges, commissions and fees	839	928	813	710	992
Fiduciary fees	269	279	263	273	270
Net gain (loss) on sale of securities available for sale	8	3	33	359	(55)
Net gain on sale of portfolio loans	-	-	3	442	1,467
Net gain on sale of mortgage loans originated for sale	89	142	305	526	422
Gain on Visa shares sold	3,930	3,836	-	-	-
Income from bank owned life insurance	356	357	42	-	-
Other operating income	687	78	54	83	288
Total non-interest income	7,139	6,587	2,464	3,317	4,344
OPERATING EXPENSES
Employee compensation and benefits	9,053	8,709	6,746	8,582	8,934
Occupancy expense	1,709	1,585	1,658	1,544	1,599
Equipment expense	665	616	557	572	512
Consulting and professional services	782	735	573	573	705
FDIC assessment	231	373	524	517	517
Data processing	567	607	749	467	673
Accounting and audit fees	153	152	178	21	147
Branch consolidation costs	1,614	460	-	-	-
Reserve and carrying costs related to Visa shares sold	515	474	-	-	-
Other operating expenses	1,693	1,379	1,707	1,525	2,569
Total operating expenses	16,982	15,090	12,692	13,801	15,656
Income before income tax expense	4,194	5,469	3,585	3,192	3,276
Income tax expense	866	1,557	816	483	1,231
NET INCOME	$3,328	$3,912	$2,769	$2,709	$2,045

EARNINGS PER COMMON SHARE - BASIC	$0.29	$0.34	$0.24	$0.23	$0.18
EARNINGS PER COMMON SHARE - DILUTED	$0.29	$0.34	$0.24	$0.23	$0.18

PRESS RELEASE January 27, 2014 Page 10 of 14

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
EARNINGS:
Earnings (loss) per common share - diluted	$0.29	$0.18	$1.10	$(0.17)
Net income (loss)	3,328	2,045	12,718	(1,748)
Net interest income	15,287	13,488	56,748	56,728
Cash dividends per common share	-	-	-	-

AVERAGE BALANCES:
Total assets	$1,717,016	$1,581,654	$1,663,400	$1,537,370
Loans	1,046,939	760,987	905,613	859,790
Investment securities	421,362	382,475	423,966	331,235
Interest-earning assets	1,581,490	1,460,246	1,542,350	1,441,012
Demand deposits	655,090	586,897	608,580	554,617
Core deposits (1)	1,295,016	1,134,737	1,232,099	1,102,007
Total deposits	1,527,249	1,381,729	1,474,906	1,357,348
Borrowings	65	-	22	57
Stockholders' equity	164,504	155,395	163,490	142,954
Common shares outstanding	11,573,014	11,566,347	11,570,731	10,248,751

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.77%	0.51%	0.76%	(0.11%)
Return on average stockholders' equity	8.03%	5.24%	7.78%	(1.22%)
Average stockholders' equity/average assets	9.58%	9.82%	9.83%	9.30%
Average loans/average deposits	68.55%	55.07%	61.40%	63.34%
Average core deposits/average deposits	84.79%	82.12%	83.54%	81.19%
Average demand deposits/average deposits	42.89%	42.48%	41.26%	40.86%
Net interest margin (FTE)	4.06%	4.02%	3.91%	4.19%
Operating efficiency ratio (2)	72.18%	88.51%	73.64%	86.22%

(1) Total deposits less interest-bearing certificates of deposit.
(2) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of portfolio loans and available-for-sale securities.

PRESS RELEASE January 27, 2014 Page 11 of 14

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	December 31,	December 31,
	2013	2012
CAPITAL RATIOS:
Tier 1 leverage ratio	9.81%	9.79%
Tier 1 risk-based capital ratio	13.77%	16.89%
Total risk-based capital ratio	15.02%	18.15%
Tangible common equity ratio (1)	9.68%	9.96%

EQUITY:
Common shares outstanding	11,573,014	11,566,347
Stockholders' equity	$167,198	$163,985
Book value per common share	14.45	14.18
Tangible common equity	164,220	161,315
Tangible book value per common share	14.19	13.95

LOAN DISTRIBUTION (2):
Commercial and industrial	$171,199	$168,709
Commercial real estate	469,357	360,010
Multifamily	184,624	9,261
Real estate construction	6,565	15,469
Residential mortgages	169,552	146,575
Home equity	57,112	66,468
Consumer	10,439	14,288
Total loans	$1,068,848	$780,780

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of December 31, 2013, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$167,198
Less: intangible assets	(2,978)
Tangible common equity	$164,220

Total assets	$1,699,816
Less: intangible assets	(2,978)
Tangible assets	$1,696,838

(2) Excluding loans held for sale.

PRESS RELEASE January 27, 2014 Page 12 of 14

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$5,014	$9,947	$9,597	$6,746	$6,529
Commercial real estate	7,492	9,505	4,227	3,972	5,192
Real estate construction	-	-	-	840	1,961
Residential mortgages	1,897	1,929	2,617	2,336	2,466
Home equity	647	1,063	664	514	266
Consumer	133	133	78	12	21
Total non-accrual loans	15,183	22,577	17,183	14,420	16,435
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	15,183	22,577	17,183	14,420	16,435
Non-accrual loans held-for-sale	-	-	-	-	907
OREO	-	-	-	372	1,572
Total non-performing assets	$15,183	$22,577	$17,183	$14,792	$18,914
Total non-accrual loans/total loans (2)	1.42%	2.26%	1.92%	1.75%	2.10%
Total non-performing loans/total loans (2)	1.42%	2.26%	1.92%	1.75%	2.10%
Total non-performing assets/total assets	0.89%	1.31%	1.04%	0.93%	1.17%

Troubled debt restructurings (2) (3)	$16,085	$14,950	$15,861	$16,237	$16,604

Activity in the allowance for loan losses:
Balance at beginning of period	$17,619	$17,293	$17,834	$17,781	$21,021
Charge-offs	(2,136)	(141)	(1,464)	(359)	(2,526)
Recoveries	530	467	923	412	386
Net (charge-offs) recoveries	(1,606)	326	(541)	53	(2,140)
Provision (credit) for loan losses	1,250	-	-	-	(1,100)
Balance at end of period	$17,263	$17,619	$17,293	$17,834	$17,781
Allowance for loan losses/non-accrual loans (1) (2)	114%	78%	101%	124%	108%
Allowance for loan losses/non-performing loans (1) (2)	114%	78%	101%	124%	108%
Allowance for loan losses/total loans (1) (2)	1.62%	1.76%	1.93%	2.16%	2.28%

Net charge-offs (recoveries):
Commercial and industrial	$703	$(330)	$368	$49	$349
Commercial real estate	301	58	(1)	(72)	-
Real estate construction	-	-	-	-	1,548
Residential mortgages	52	(4)	74	(1)	253
Home equity	533	(5)	(1)	(1)	-
Consumer	17	(45)	101	(28)	(10)
Total net charge-offs (recoveries)	$1,606	$(326)	$541	$(53)	$2,140
Net charge-offs (recoveries) (annualized)/average loans	0.61%	(0.14%)	0.26%	(0.03%)	1.12%

Delinquencies and non-accrual loans as a % of total loans (1):
Loans 30 - 59 days past due	0.29%	0.31%	0.31%	0.69%	1.59%
Loans 60 - 89 days past due	0.04%	0.15%	0.13%	0.11%	0.22%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.33%	0.46%	0.44%	0.80%	1.81%
Non-accrual loans	1.42%	2.26%	1.92%	1.75%	2.10%
Total delinquent and non-accrual loans	1.75%	2.72%	2.36%	2.55%	3.91%

(1) At period end.
(2) Excluding loans held-for-sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $5,438, $4,926, $6,018, $5,990 and $6,650 at December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, respectively.

PRESS RELEASE January 27, 2014 Page 13 of 14

NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2013 and 2012
(unaudited, dollars in thousands)

	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$421,362	$3,822	3.60%	$382,475	$4,401	4.58%
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,865	35	4.85	2,449	30	4.87
Federal funds sold and interest-bearing deposits	110,324	89	0.32	314,335	217	0.27
Loans (2)	1,046,939	12,918	4.90	760,987	10,937	5.72
Total interest-earning assets	1,581,490	$16,864	4.23%	1,460,246	$15,585	4.25%
Non-interest-earning assets	135,526			121,408
Total assets	$1,717,016			$1,581,654

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$639,926	$302	0.19%	$547,840	$286	0.21%
Time deposits	232,233	380	0.65	246,992	543	0.87
Total saving and time deposits	872,159	682	0.31	794,832	829	0.41
Borrowings	65	-	0.38	-	-	-
Total interest-bearing liabilities	872,224	682	0.31	794,832	829	0.41
Demand deposits	655,090			586,897
Other liabilities	25,198			44,530
Total liabilities	1,552,512			1,426,259
Stockholders' equity	164,504			155,395
Total liabilities and stockholders' equity	$1,717,016			$1,581,654
Total cost of funds			0.18%			0.24%
Net interest rate spread			3.92%			3.84%
Net interest income/margin		16,182	4.06%		14,756	4.02%
Less tax-equivalent basis adjustment		(895)			(1,268)
Net interest income		$15,287			$13,488

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $806 and $1,268 in 2013 and 2012, respectively.
(2) Interest on loans includes the effect of a tax-equivalent basis adjustment of $89 in 2013.

PRESS RELEASE January 27, 2014 Page 14 of 14

NET INTEREST INCOME ANALYSIS
For the Years Ended December 31, 2013 and 2012
(unaudited, dollars in thousands)

	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$423,966	$15,788	3.72%	$331,235	$15,286	4.61%
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,937	146	4.97	2,439	121	4.96
Federal funds sold and interest-bearing deposits	209,834	591	0.28	247,548	599	0.24
Loans (2)	905,613	46,757	5.16	859,790	48,083	5.59
Total interest-earning assets	1,542,350	$63,282	4.10%	1,441,012	$64,089	4.45%
Non-interest-earning assets	121,050			96,358
Total assets	$1,663,400			$1,537,370

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$623,519	$1,190	0.19%	$547,390	$1,192	0.22%
Time deposits	242,807	1,740	0.72	255,341	2,527	0.99
Total saving and time deposits	866,326	2,930	0.34	802,731	3,719	0.46
Borrowings	22	-	0.37	57	-	-
Total interest-bearing liabilities	866,348	2,930	0.34	802,788	3,719	0.46
Demand deposits	608,580			554,617
Other liabilities	24,982			37,011
Total liabilities	1,499,910			1,394,416
Stockholders' equity	163,490			142,954
Total liabilities and stockholders' equity	$1,663,400			$1,537,370
Total cost of funds			0.20%			0.27%
Net interest rate spread			3.76%			3.99%
Net interest income/margin		60,352	3.91%		60,370	4.19%
Less tax-equivalent basis adjustment		(3,604)			(3,642)
Net interest income		$56,748			$56,728

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $3,472 and $3,642 in 2013 and 2012, respectively.
(2) Interest on loans includes the effect of a tax-equivalent basis adjustment of $132 in 2013.